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                                                                       EXHIBIT 8


                              STOCKHOLDER AGREEMENT

               STOCKHOLDER AGREEMENT dated as of February 21, 1999 between Oscar Acquisition Corporation, a Delaware corporation ("BUYER"), and Sequoia
Capital Growth Fund ("STOCKHOLDER").

               WHEREAS, in order to induce Buyer and Science Applications International Corporation, a Delaware corporation ("PARENT"), to enter into an agreement and plan of merger (the "MERGER AGREEMENT") with Oacis Healthcare Holdings Corp., a Delaware corporation (the "COMPANY"), Buyer has required that Stockholder, and Stockholder has agreed to, enter into this Agreement; and

               WHEREAS, the Merger Agreement provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition by Buyer of all the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK") through (a) a tender offer (the "OFFER") for all shares of Company Common Stock for $4.45 per share net to the sellers thereof in cash (the "PER SHARE AMOUNT") and (b) a second-step merger pursuant to which Buyer will merge with the Company (the "MERGER") and all outstanding shares of Company Common Stock other than shares of Company Common Stock held by Parent or any directly or indirectly wholly owned subsidiary of Parent or shares of Company Common Stock held in the treasury of the Company will be converted into the right to receive the Per Share Amount in cash; and

               WHEREAS, as of the date hereof, Stockholder owns (both beneficially and of record) 663,842 shares of Company Common Stock.

               NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1
              AGREEMENT TO TENDER; VOTING AGREEMENT; GRANT OF PROXY

               SECTION 1.01. Agreement to Tender. Stockholder hereby irrevocably and unconditionally agrees to validly tender (and not withdraw) or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer all of the shares of capital stock of the Company that Stockholder beneficially owns as of the date hereof as well as any additional shares of capital stock of the Company that Stockholder may beneficially own, whether acquired by purchase, exercise of options or otherwise, at any time after the date hereof and

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prior to the expiration of the Offer, as the expiration of the Offer may be extended from time to time (the "SHARES"). Within five business days after the commencement of the Offer, Stockholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing all of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

               SECTION 1.02. Voting Agreement. (a) Stockholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Shares that such Stockholder is entitled to vote at the time of any vote of the stockholders of the Company where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby and (ii) against any (A) Acquisition Proposal (other than the Merger), (B) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (D) other matter relating to, or in connection with, any of the matters referred to in clause (A), (B) or (C) above.

                  (b) If any stockholder vote in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with any vote of stockholders shall apply mutatis mutandis to such action by written consent.

               SECTION 1.03. Irrevocable Proxy. Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby irrevocably and unconditionally grants a proxy appointing Buyer as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.02 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this
Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. Stockholder shall use its best effort to cause any record owner of Shares to grant to Buyer a proxy to the same effect as that contained herein. Stockholder shall perform such further acts and execute

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such further documents as may be required to vest in Buyer the sole power to vote the Shares during the term of the proxy granted herein.



                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

               Stockholder represents and warrants to Buyer that:

               SECTION 2.01. Corporate Authorization; Binding Effect. Stockholder has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               SECTION 2.02. Non-Contravention; Governmental Authorization. (a) The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws or other organizational document of such Stockholder, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Stockholder,
(iii) require any consent or other action by any Person under, constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement, contract or other instrument binding on such Stockholder or (iv) result in the creation or imposition of any Lien on any asset of such Stockholder.

                  (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable

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requirements, if any, of the Exchange Act and the HSR Act and the rules and regulations thereunder.

               SECTION 2.03. Ownership of Shares. Stockholder is the sole, true, lawful, beneficial and record owner of 663,842 Shares free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). Upon delivery of the Shares and payment of the purchase price therefor, Buyer will receive good and marketable title to the Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

               SECTION 2.04. Total Shares. Except for the Shares referred to in 2.03, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

               SECTION 2.05. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.



                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Stockholder:

               SECTION 3.01. Corporate Authorization; Binding Effect. Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws


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relating to or affecting creditors generally and by general equity principles
(regardless of whether such enforceability is considered in a proceeding in equity or at law).



                                    ARTICLE 4
                            COVENANTS OF STOCKHOLDER

               Stockholder hereby covenants and agrees that:

               SECTION 4.01. No Proxies for, Encumbrances or Transfers of Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or any options, warrants or other rights to acquire Company Common Stock or (ii) sell, assign, transfer, encumber, mortgage, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, mortgage or other disposition of, any Shares or any options, warrants or other rights to acquire Company Common Stock during the term of this Agreement. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, mortgage, or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

               SECTION 4.02. Other Offers. From the date hereof until the termination hereof, Stockholder and the officers, directors, employees or other agents of Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. Stockholder will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after (i) such Stockholder has received any Acquisition Proposal, (ii) such Stockholder has been advised that any Person is considering making an Acquisition Proposal, or (iii) such Stockholder has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books

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or records of the Company or any Subsidiary, by any Person. Stockholder will keep Buyer fully informed of the status and details of any such Acquisition Proposal or request. Stockholder shall, and shall cause its directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. The provisions of this Section 4.02 shall not impose any additional limitations upon the ability of Stockholder to exercise its fiduciary duties as a director of the Company under applicable law.

               SECTION 4.03. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as director or officer of the Company. Stockholder signs solely in his capacity as a recordholder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

               SECTION 4.04. Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

               SECTION 4.05. Board of Directors. Stockholder agrees to take all necessary action in order to cause all of the directors who are affiliated with Stockholder to resign as directors of the Company upon consummation of the Offer.



                                    ARTICLE 5
                                  MISCELLANEOUS

               SECTION 5.01. Anti-dilution Adjustments. In the event of any change in the number of Shares owned by Stockholder by reason of any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares and the Per Share Amount shall be appropriately adjusted, and Buyer shall be entitled to receive any non-cash distributions made in respect of any Shares purchased hereunder.

               SECTION 5.02. Entire Agreement. This Agreement constitutes the entire agreement between Buyer and Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Buyer and Stockholder with respect to the subject matter hereof.

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               SECTION 5.03. Successors and Assigns. The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

               SECTION 5.04. Survival of Representations and Warranties. The representations and warranties and agreements contained in this Agreement shall for a period of one year after the delivery of and payment for the Shares.

               SECTION 5.05. Further Assurances. Buyer and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

               SECTION 5.06. Amendments; Termination. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earlier to occur of the consummation of the Merger and the date which is 18 months after the date hereof.

               SECTION 5.07. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               SECTION 5.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

               SECTION 5.09. Counterparts; Effectiveness; Third Party. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the date hereof. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               SECTION 5.10. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and


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covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               SECTION 5.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               SECTION 5.12. Defined Terms. (a) Capitalized terms used but not separately defined herein shall have the respective meanings set forth in the Merger Agreement.

               (b) For purposes of the Agreement, the term "beneficially own" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

               (c) For purposes of this Agreement, the term "MERGER AGREEMENT" includes the Merger Agreement, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Merger Agreement in a manner such that the Merger Agreement, as so amended or modified, is less favorable to Stockholder in any material respect than is the Merger Agreement in effect on the date hereof.

               (d) For purposes of this Agreement, the term "OFFER" includes the Offer, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Offer in a manner such that the Offer, as so amended or modified, is less favorable to Stockholder in any material respect than is the Offer in effect before such amendment or modification.


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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       OSCAR ACQUISITION CORPORATION


                                       By:  /s/  David A. Cox
                                           ------------------------------------
                                            Name:   David A. Cox
                                            Title:  President

                                       SEQUOIA CAPITAL GROWTH FUND

                                       By: Sequoia Partners CF


                                       By: /s/  Thomas F. Stephenson
                                           ------------------------------------
                                           Thomas F. Stephenson
                                           General Partner



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